Exhibit 10.5

Employment Agreement

This Agreement is made this 22nd day of February, 2007, by and between Pavilion Bancorp, Inc, a Michigan Corporation (herein referred to as the “Holding Company”) and the Bank of Lenawee, a Michigan banking corporation (herein referred to as the “Company”), and Mark D. Wolfe (herein referred to as “Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

1.      Employment of Executive and Duties
The Company agrees to appoint and to continue the employment of Executive as Chief Financial Officer of the Bank of Lenawee and Executive accepts such employment and agrees to serve as Chief Financial Officer in accordance with the terms of this Agreement. Executive shall perform on a full-time basis such duties and responsibilities as are assigned to him from time to time by the President and Chief Executive Officer or by the Chair of the Board of Directors.

Executive shall faithfully devote all of his time, attention and energy to the management, supervision, promotion and improvement of the business and affairs of the Company and shall carry out all of his working duties in strict observance of the interests of the Company.

2.      Term
The term of employment under this Agreement shall commence on February 22, 2007, and shall continue to and include December 31, 2007, unless earlier terminated in accordance with Section 3 of this Agreement. This Agreement supersedes and cancels all prior agreements, oral, written or otherwise. This Agreement may be extended only by mutual written agreement signed by both the Executive and the President and Chief Executive Officer of the Company, and Executive shall have no expectancy that his employment or this Agreement will be extended or renewed without such mutual written extension. In the event the Company elects not to extend this Employment Agreement beyond its term, the Company agrees to provide Executive with written notice of such intent no later than December 1, 2007. In the event either party desires to enter into negotiations for a new, successor agreement, written notice of such a request must be provided to the other party no later than October 1, 2007.

3.      Duration of Contract and Termination.

3.1 Termination without Cause.
This Agreement may be terminated at any time by either party for any or no cause, or for any or no reason, and the employment relationship between Executive and the Company shall be regarded as an “employment at will.” The Company shall not be required to provide Executive with any prior notice of termination, written or otherwise, and may effect termination of this Agreement and of Executive’s employment immediately upon giving oral or written notice. Executive may terminate this Agreement upon providing the Company with thirty (30) days’ written notice. Written notice shall be served by registered letter or telegram, and the notice period shall commence and run from the date of postmark of such letter or telegram.

In the event the Company terminates Executive’s employment and this Agreement for any reason other than those provided in Paragraph 3.2 and 3.3 below, the Company shall pay Executive a lump sum amount equal to Executive’s monthly salary at the time of termination multiplied by 12, less applicable state, federal and local income tax and FICA withholdings.

3.2 Termination for Cause.
The Company shall have the right to terminate the employment and services of Executive, effective immediately upon giving oral or written notice, if Executive:

3.2.1	Dies during the term of this Agreement (in which case no notice of termination need be given);
3.2.2	Ceases to render services to the Company as provided in this Agreement (other than by reason of disability) or otherwise breaches any of the terms or provisions of this Agreement on his part to be observed, performed or fulfilled;
3.2.3	Is repeatedly absent from work without cause acceptable to Company;
3.2.4	Is intoxicated or under the influence of alcohol or controlled substances while on the Company's business or the Company's premises;

3.2.5	Is convicted of a felony or of any violation of law involving moral turpitude;
3.2.6	Embezzles any property belonging to the Company or willfully inures the Company or any property of the Company; or
3.2.7	Engages in gross negligence, fraud, dishonesty or behavior inimical to the business or welfare of the Company.

Termination of this Agreement by its Company for any of the acts or activities of Executive specified in this paragraph 3.2 shall be deemed, for all purposes of this Agreement, to be a “Termination for Cause.” In the event Company terminates Executive’s employment for Cause, Executive shall be entitled to receive only Executive’s salary as accrued pro rata through the effective date of this termination of employment and any earned but unpaid time off, all in a single lump sum, less applicable tax and FICA withholdings. Executive shall have no rights to be paid salary or any other payment by the Company upon or after Executive’s Termination for Cause.

3.3 Termination Due to Incapacity Or Inability To Perform Duties.
In the event that Executive is unable to perform the functions of the Chief Financial Officer, whether totally or partially, by reason of illness, accident or incapacity for a period of more than three (3) months, the Company shall have the right at any time subsequent to such period to terminate Executive’s employment and this Employment Agreement by written notice to the Executive, and all obligations of the Company shall thereupon cease, except as otherwise required by any disability insurance policy provided by the Company to the Executive and other executives. During the three-month period during which Executive is unable to perform the functions of the Chief Financial Officer position due to incapacity, Executive shall receive short-term disability benefits available to executive personnel. During this three-month period Executive shall not be paid the salary provided in Section 3 of this Agreement. All job functions and performance responsibilities required for the position of Chief Financial Officer shall be determined by the President and Chief Executive Officer of the Bank of Lenawee. The President and Chief Executive Officer shall also make the ultimate determination as to whether Executive is performing those functions and responsibilities.

3.4 Termination By Executive.
Executive shall have the right to terminate this Agreement and his employment provided he gives thirty (30) calendar days advance notice in writing to the President and Chief Executive Officer. The employment relationship and this Agreement shall terminate thirty (30) days after receipt of such notice, and the Company shall be relieved of making any further salary payments to Executive. In the event Executive terminates this Agreement or retires, he shall receive salary which has been earned and accrued pro-rata through the effective date of the termination and earned but unpaid leave shall not be eligible for any pro-rated bonus under the Company’s senior officer’s bonus plan. Notwithstanding the foregoing, Executive will be paid a lump sum amount equal to Executive’s monthly salary at the time of termination multiplied by twelve, less applicable state, federal and local income tax and FICA withholdings, if and only if, (a) Executive’s duties and responsibilities are modified as a result of a “Change in Control” as defined below; or (b) there is an assignment of responsibilities by the Company to Executive which is a substantial diminution of Executive’s then present functions and responsibilities.

For purposes of this Agreement, “Change of Control” shall mean the purchase or other acquisition, after February 22, 2007, by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s or the Holding Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company or of the Holding Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company or of the Holding Company immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s or the Holding Company’s then outstanding securities, or a liquidation or dissolution of the Company or the Holding Company, or of the sale of all or substantially all of the Company’s or the Holding Company’s assets.

It is also understood and agreed that payment of any amounts under paragraph 3.1 or 3.4 above is further conditioned upon Executive signing a settlement agreement and general release attached hereto in the form of Appendix A or as may be modified from time to time by Company with the consent of Executive.

4.      Compensation.
Effective February 22, 2007, the Company shall pay Executive a base salary at an annual rate of $120,000, payable in accordance with the Company’s normal payroll practices. The Company reserves the right to review and adjust the Executive’s salary at any time during the term of this agreement. Such salary shall be paid in periodic installments in accordance with the Company’s normal mode of executive salary payment. All compensation referred to in this Section is stated in terms of gross amount. The Company will withhold from such gross amount required deductions, such as federal, state and local income taxes and unemployment taxes.

5.      Benefits.

5.1 During the term of this Agreement, executive shall be eligible to receive or participate in those benefits made available to the Company’s other Executives, including, but not limited to group term life and disability insurance programs, medical plan, 401(k) saving plan with up to a 2% match, pension plan, dental plan, paid time off benefits, Bank observed paid holidays, free and discounted Banking services, educational assistance and other reasonable and customary fringe benefits which may from time-to-time be made available by the Company; provided, however, that the availability of such benefits is subject to any applicable eligibility requirement of each such program and to the terms of the plan documents which govern the availability, eligibility and level of such benefits. Executive shall also be eligible to participate in the Pavilion Bancorp, Inc. Stock Option Plan, the bonus plan for senior officers and the Section 125 plan. It is further understood and agreed that compensation arrangements among the Executives of the Company vary and, accordingly, a particular benefit may not be made available to Executive even though it is made available to another Executive. Nothing herein shall obligate the Company to continue any such fringe benefits for Executive if discontinued for other Executives of the Company.

5.1.1	200 shares of Pavilion Bancorp, Inc. stock issued to Executive prior to December 31, 2006;
5.1.2	Annual Tecumseh Country Club membership dues to be paid by Company;
5.1.3	Annual Tecumseh Rotary Club membership dues to be paid by Company;
5.1.4	Payment for two (2) SEC training course to be taken over the next two (2) years;
5.1.5	Payment for two (2) Financial Reporting training courses to be taken over the next two (2) years;
5.1.6	Payment for Bankers School of Finance to be taken over the next three (3) years;

5.1.7	Reimbursement of up to $5000 annually by Company for courses related to an Masters of Business Administration – Finance, observing the Company’s education reimbursement requirements including repayment of the benefit upon termination within stated timeline of education reimbursement policy.

6.      Resignation From Board Or Agency Appointments.
To the extent that Executive serves, solely by virtue of and in connection with his employment by the Company, as a member of any board of directors, board of trustees, or advisory board, or in a capacity representing Company, the Holding Company, or any Affiliate, effective with Executive’s termination of employment from Company, Executive shall resign from any and all positions Executive may have on the Board of Directors of the Bank of Lenawee or its Holding Company or any other representative relationships. Company is hereby appointed as Executive’s attorney-in-fact to tender any such resignation from the Board of Directors of the Bank of Lenawee or its Holding Company or any other Affiliate Board. Executive agrees to cooperate with Company by signing a resignation letter or submitting a written resignation as may be required by any such board or organization to formally effectuate Executive’s resignation from such service or capacity.

7.      Expenses.
Traveling and living expenses on business trips and expenses for entertaining customers will be reimbursed by the Company in accordance with the Company’s prevailing rules and policies provided such expenses do not exceed reasonable limits and are supported by complete documentation and receipts detailing the amounts and description of each expenditure.

8.      Special Obligations of the Executive.
The Executive shall:

8.1	Refrain from gainful employment on behalf of a third party and shall not engage in business on his/her own account unless he/she has been specifically authorized in writing by the Company to do so in each and every case.

8.2	Refrain from divulging any confidential information concerning the Company, the Holding Company, and any affiliates (herein the “Companies”) during and after the termination of employment for whatever reason, including retirement. For purposes of this Agreement, “confidential information” means any details of the business or affairs of the Companies (including, without limitation, financial information, organizational structure, strategic planning, sales, marketing strategies, compensation and incentive plans, data processing and other systems, personnel policies and related compensation programs of the Companies); any customer or client account information or customer lists owned or used by the Companies; and information, knowledge or data of a technical nature (including, without limitation, methods, know-how, formula, compositions, processes, discoveries, inventions or research methods)of or used by the Companies; any information, knowledge or data relating to future developments and marketing strategies (including, without limitation, research and development) of or used by the Companies; and any and all trade secrets of the Companies or used by the Companies which may be imparted to Executive, and any other information pertaining to the Companies which has not been made public, whether in Companies’ reports, at shareholders’ meetings, in handouts or statements to the press and lectures or publications by authorized Executives or by the Companies, or any of them. In the event there is any dispute or uncertainty as to whether certain information constitutes “confidential information,” the President and Chief Executive Officer for the Company shall determine whether a given item of information is or is not confidential.

Executive shall not impart confidential information to fellow Executives except where necessary for the performance of his/her duties.

Executive may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Executive will take reasonable steps to give the Companies sufficient prior notice in order to contest such request, requirement or order. Executive may also disclose Confidential Information if the information has become known to the general public by means other than Executive’s breach of this Agreement.

8.3	Of his own accord surrender all business documents and records to the Company or its nominated representative upon termination of employment. The Executive may also be required to surrender such documents and records at any time during the term of this Agreement.

9.      Non-Competition.

9.1	Non-Competition and Solicitation. Executive acknowledges and recognizes the highly competitive nature of the business of the Company. In consideration of the compensation described in this Agreement, Executive agrees that for a period of time coextensive with the Term and for one year following Executive’s termination of employment with the Company, for whatever reason and whether or not pursuant to the terms of this Agreement (the “Non-Compete Period”), Executive shall not, either directly or indirectly, (and whether or not for compensation), work for be employed by, own, manage, operate, control, finance, participate or engage in, or have any interest in, any person, firm, entity, financial institution, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, sole proprietor, partner, venturer, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts for management, operation or control) which engages in any activity substantially the same as or competitive with the business for the Company as it is then conducted or planned to be conducted (the “Business”), in Lenawee, Hillsdale, Washtenaw, Jackson, and Monroe Counties of the State of Michigan (the “Restricted Territory”). The foregoing shall not, however, be deemed to prevent Executive from owning, for investment purposes only, up to 1% of the securities of any corporation the shares of which are traded on a securities exchange or in the over-the-counter market.

Executive further agrees that Executive shall not, directly or indirectly, at any time during the Non-Compete Period: (a) divert or attempt to divert from the Companies any work within the definition of the Business, whether or not in the Restricted Territory; (b) solicit, contact, call upon or attempt to solicit, or provide services to , any of the Companies’ Business Customers, suppliers or actively sought potential customers or suppliers for the purpose of doing anything within the definition of the Business, or any work reasonably related to the Business, whether or not in the Restricted Territory; or (c) induce or attempt to induce any person who is an Executive or employee of the Companies to leave the employ of the Companies or of any affiliate of the Companies whether or not in the Restricted Territory. For the purposes of this Agreement, “Business Customer” means any person or entity to, with or from whom the Company has within a three (3) year period preceding the Executive’s termination:

9.1.1	Provided banking, lending, credit, mortgage or other financial services:
9.1.2	Submitted a bid for, or otherwise negotiated for, the providing of products or the performance of services;
9.1.3	Provided products or performed services;
9.1.4	Entered into an agreement for the providing of products or performance of services; or
9.1.5	Entered into any strategic research and development alliance, strategic marketing alliance, or strategic promotional alliance.

9.2	Remedies. Executive has had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information with respect to the Business, and Executive acknowledges and agrees that compliance with the covenants set forth in Paragraphs 8.2 and 9 is necessary for the protection of the Business, and the goodwill and other proprietary interests of the Companies and that any violation of this Agreement will cause severe and irreparable injury to the Business, and the goodwill and proprietary interests of the Companies, which injury is not adequately compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of Paragraph 8.2 and/or 9, any of the Companies, in addition to any other rights and remedies, including disgorgement of all profits wrongfully derived by Executive from such breach, shall be entitled to immediate appropriate injunctive relieve or a decree of specific performance, without the necessity of showing any irreparable injury or special damages.

Executive agrees that the remedy at law for breach of the obligations set forth in Paragraphs 8 and 9 of this Agreement is inadequate and in the event of a breach or threatened breach thereof Executive agrees that the Companies, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary or permanent injunction, or other appropriate equitable remedy.

If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenants(s) shall be deemed modified so as to become enforceable to the maximum extent permitted, and if such modification is not permitted, then such unenforceable covenants shall be deemed eliminated from these provisions for the purpose of the proceeding to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of the Company and Executive that these covenants be given the maximum force, effect and application permissible under law. The provisions of Paragraphs 8.2 and 9 shall survive the termination of this Agreement.

10.      Assignment and Pledging of Salary.
The Executive shall neither assign nor pledge to third parties his salary or any other indemnity which might be due to him from the Company. The duties and obligations of Executive under this Agreement are personal unto the Executive and my not be assigned, delegated or otherwise transferred.

11.      Acceptance of Presents.
The Executive may not, in connection with his work for the Company, accept or pledge himself to accept either directly or indirectly any presents, commission or other favor of any kind whatsoever without the prior knowledge of the Company.

12.      Retirement.
Upon retirement or termination of employment for whatever reason, the confidentiality and non-competition obligations of this Agreement shall continue in full force and effect and remain binding on the Executive.

13.      Premature Discharge of Executive with Notice.
Without prejudice to the compensation set forth in Paragraph 4 of this Agreement, the Company may wholly or partially forego the services of the Executive between the date when notice of termination was first given and the date of contract expiration. In the event the Company decides to wholly or partially forego the services of Executive, Company has the right to pay in cash any remaining salary which the Executive has not yet been paid for the balance of the one-month notice period set forth in Paragraph 3.4 of this Agreement.

14.      Entire Agreement.
This Agreement, together with the Executive Confidentiality Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereby referenced and may not be changed, altered or extended (including by additions or deletions), orally or otherwise, except by an agreement or consent in writing signed by both the Executive and the President and Chief Executive Officer of the Company. Such writing may only be signed on behalf of the company by the President and Chief Executive Officer of the Company. This Agreement supersedes all other agreements, written or otherwise and shall in no event be modified by any oral statement, agreement, commitment, representation or understanding.

15.      Severability.
If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent and for any reason, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable term or provision had never been contained herein, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any portion of this Agreement is held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting or reducing the provision as required so that the provision as limited or reduced is enforceable under applicable law.

16.      Successors.
The obligation of the Company under this Agreement shall be binding upon, and the rights of the Company hereunder shall inure to the benefit of, the Company and it successors and assigns.

17.      Governing Law.
This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Michigan.

18.      Agreement to Arbitrate Employment Claims.
In the event Executive fails for whatever reason to execute the settlement agreement and general release attached hereto as Appendix A, the Company, the Holding company and Executive agree to submit to final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes issued by the American Arbitration Association, effective February 22, 2007, any existing or future employment disputes, controversies or claims arising out of Executive’s employment with the Company or the termination of that employment, including but not limited to claims for breach of contract, common law tort claims, claims for nonpayment of wages, commissions, or overtime pay, claims of unlawful termination or retaliation, and claims of employment discrimination based on race, sex, age, national origin, pregnancy, disability or other status protected by state or federal law or any other bias prohibited by state or federal law. Binding arbitration under the Federal Arbitration Act, 9 U.S.C. Section 1, shall be the sole and exclusive means of resolving any dispute arising out of Executive’s employment or the termination from employment by the Company or by Executive, and no other suit or action can be brought by Executive in any court or in any other forum. In addition, any disputes arising during Executive’s employment involving claims of unlawful discrimination or unlawful harassment under federal or state statutes shall be submitted exclusively to binding arbitration under the above provisions.

Executive understands and agrees that arbitration of such disputes and claims shall be the sole and exclusive means for resolving any and all existing and future disputes or controversies arising out of Executive’s employment with the Company or the termination thereof, with the exception of claims for benefits under the Michigan Workers’ Disability Compensation Act, and the Michigan Employment Security Act. Notwithstanding anything contained herein to the contrary, this Agreement to arbitrate shall not be deemed to be a waiver of the Company’s right to secure equitable relief including an injunction if and when otherwise appropriate to enforce Sections 8 and 9 of this Agreement.

Executive understands that by signing this Agreement Executive is waiving any right that he may have to a jury trial or a court trial of any employment-related dispute Executive further understands and agrees that by accepting or continuing employment with the Company, Executive automatically agrees that arbitration is the exclusive forum for all disputes arising out of or related to executive’s employment with the Company, and Executive agrees to waive all rights to a civil court action regarding his employment and the termination of that employment and Executive agrees that only an arbitrator, and neither a Judge nor a jury, will decide the dispute.

If Executive decides to dispute his termination or any other alleged incident during his employment, including but not limited to unlawful discrimination or harassment, Executive must deliver a written request for arbitration to the company within one (1) year from the date of termination, or one (1) year from the date on which the alleged incident(s) or conduct occurred, and respond within fourteen (14) calendar days to each communication regarding the selection of an arbitrator and the scheduling of a hearing. Executive expressly waives any longer statute or other period of limitations to the contrary.

If the Company does not receive a written request for arbitration from Executive within one (1) year, or if Executive does not respond to any communication from the Company about the arbitration proceedings within fourteen (14) calendar days, Executive will have waived any right to raise any claims arising out of the termination of Executive’s employment with the Company, or involving claims of unlawful discrimination or harassment, in arbitration and in any court or other forum. Failure to initiate arbitration as provided herein will forever bar any claim involving that dispute.

If Executive makes a timely request for arbitration the Company agrees to pay the case management administrative fee chaired by the American Arbitration Association. Executive shall have the right to be represented by counsel of his own choosing. Executive and the Company shall each bear respective costs for legal representation at any such arbitration. The Executive and the Company shall be given clear notice of all hearing dates. The selected arbitrator shall authorize and supervise pre-hearing discovery and shall be empowered to set a hearing, hear testimony and examine whatever acceptable evidence the Company and executive may present. Executive’s liability for the costs and fees of arbitration, other than attorney fees, whatsoever, shall be limited to $1000. The arbitrator may grant any remedy or relief that a court having jurisdiction of the matter could grant, including reinstatement of the Executive with or without back pay or with partial back pay. If the arbitrator orders reinstatement, the arbitrator shall also designate an alternative monetary award which the Company may, at is option, elect to pay Executive in lieu of reinstatement. The arbitrator is authorized to award a reasonable attorney fee in accordance with applicable law. In the absence of an award, each party is responsible for its own attorney fees.

Executive understands and agrees that the decision and award of the arbitrator is final and binding on both the Executive, the Company, and the Holding Company shall provide the exclusive remedy(ies) for resolving any and all disputes between the Company, the Holding Company and Executive arising from the employment relationship, and shall be enforceable in any court of competent jurisdiction. In accordance with 9 U.S.C. § 1 etseq., MCL 600.5001-600.6035; MSA 27A.5000-27A.5035 and MCR 3.602, Executive agrees that upon issuance of the arbitrator’s decision and award, judgment in any court of competent jurisdiction shall be rendered on the award and entered so as to enforce its provisions.

EXECUTIVE VOLUNTARILY AND KNOWINGLY AGREES THAT HIS EMPLOYMENT BY THE COMPANY AS OF THIS DATE IS GOOD AND VALUABLE CONSIDERATION FOR THIS AGREEMENT.

EXECUTIVE HAS READ AND UNDERSTANDS THE FOREGOING AND VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS AND CONDITIONS OF THIS AGREEMETN.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, THAT EXCUTVE UNDERSTANDS ITS TERMS AND THAT BY SIGNING IT, EXECUTIVE IS WAIVING ALL RIGHTS TO A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL DISPUTES AND CLAIMS REGARDING EXECUTIVE’S EMPLOYMENT WITH COMPANY OR THE TERMINATION THEREOF, EXCEPT AS OTHERWISE NOTED HEREIN, THAT NOW EXIST OR MAY IN THE FUTURE EXIST OR BE KNOWN OR SUSPECTED BY EXECUTIVE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth in the first paragraph of this Agreement.

Mark D. Wolfe —————————————— Executive's printed name /s/ Mark D. Wolfe —————————————— Executive's signature	Chief Financial Officer —————————————— Position 2/22/07 —————————————— Date

FOR PAVILION BANCORP BY: /s/ Richard J. DeVries —————————————— Richard J. DeVries, President & CEO	2/22/07 —————————————— Date

APPENDIX A

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and General Release ("Agreement") is made and entered into this ____ day of ____________________, 20____, by and between _______________________________________, (the "Executive"), and _____________________________ (the "Employer").

WHEREAS, Executive and Employer desire to settle and resolve all issues arising out of Executive’s employment with and termination from employment with Employer without any disputes, proceedings or litigation, on the following terms and conditions.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, it is agreed by and between the parties hereto that:

1.

This Agreement does not constitute any admission by Employer that any action it, its agents or employees took with respect to Executive was wrongful, unlawful or in violation of any local, state or Federal act, statute, or constitution, or susceptible of inflicting any damages or injury whatsoever on Executive, and Employer specifically denies any such wrongdoing or violation. It is further agreed that this Agreement is entered into solely in an effort to resolve fully all matters related to or arising out of Executive’s employment with Employer and his termination therefrom.

2.

Employer shall pay Executive the sum of One Thousand Dollars ($1,000) fifteen (15) days after Executive and Employer execute this Agreement. The aforementioned payment is understood by the parties to be paid in consideration of Executive waiving and otherwise releasing Employer, its directors, officers, members, agents, employees, representatives, attorneys, successors and assigns, of and from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature arising out of or in connection with his employment with Employer or his termination from Employer. It is also agreed and understood that this payment is for any alleged damages, costs and attorney’s fees incurred by Executive and will be subject to payroll taxes or deductions, income or withholding taxes, social security taxes, unemployment taxes, disability taxes or any other taxes which customarily are deducted and/or paid with respect to wages.

3.

In return for the payment made to Executive pursuant to paragraph 2 herein, Executive hereby generally releases and forever discharges Employer, its Holding Company, subsidiaries, directors, officers, members, agents, employees, representatives, attorneys, successors and assigns from any and all causes of action, claims or demands of any type, including, without limiting the generality of the foregoing general release, claims or causes arising which could have arisen out of Executive’s employment relationship with Employer and the termination of his employment relationship with Employer, any and all claims under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (1976); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. L. No. 102-166; the National Labor Relations Act, 29 U.S.C. § 151 et seq. (1976); the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Federal Executive Order 11246; the Family and Medical Leave Act, Pub. L. No. 103-3; the Employee Retirement Income Security Act of 1974 (ERISA), the Older Workers’ Benefit Protection Act, the Elliot-Larsen Civil Rights Act, M.C.L. 37.2101 et seq.; the Michigan Persons With Disabilities Civil Rights Act, M.C.L. 37.1101 et seq.; the Michigan Minimum Wage Law of 1964; the Michigan Act Regulating Payment of Wages and Fringe Benefits, M.C.L. 408.471; the Whistleblowers’ Protection Act and/or any other similar federal, state or local statute, law, ordinance, regulation or order, claims for breach of contract, defamation, promissory estoppel or any tortuous conduct. The foregoing provision shall not apply to claims for benefits under any employee benefit plan as defined in Section 3(3) of ERISA (exclusive of Executive’s SERA), irrespective of whether the particular benefit plan is a church plan not subject to ERISA.

4.

Except as provided herein, the parties also release and forever discharge each other, their directors, officers, members, agents, employees, representatives, attorneys, successors, assigns, heirs, executors and administrators, of and from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits and liabilities regarding Executive’s employment with or termination from Employer, both known and unknown, in law or in equity, of a class or individual nature, including but not limited to, attorney’s fees and costs. Executive further covenants and agrees never to institute (directly or indirectly) any action or proceeding of any kind against Employer, its agents, employees, representatives, attorneys, successors, assigns, heirs, executors and administrators, regarding Executive’s employment with or termination of employment from Employer.

5.

As a part of this Agreement, Executive agrees to waive reinstatement and to not seek future employment in any position with Employer, or in any company in which Employer has a substantial (more than twenty-five percent (25%)) ownership interest.

6.

Executive agrees that this document and any and all matters concerning this settlement will be regarded as confidential communications between the parties hereto and will not be disseminated by publication of any sort or be released in any manner or means to any newspaper, magazine, radio station, television station, to any future, current or former employee, vendor or customer of Employer or to anyone else except as provided for in this Agreement. Except as provided for in this Agreement, if asked about such matters by any individual whatsoever, Executive is to reply that “the matter has been resolved” or words of similar effect. It is understood that Executive may, on a limited basis, advise his attorney, accountant and tax preparers of this Agreement, all of whom shall agree to follow the confidentiality provisions of this paragraph.

7.

It is further agreed that Executive will not encourage or assist any present or past employee of Employer who litigates against or who files administrative charges against Employer, its agents, officers, directors, shareholders or employees, unless required to provide testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

8.

This instrument constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement, and supersedes all prior negotiations, proposed agreements and understandings, if any, between the parties.

9.

Executive specifically acknowledges that, at least twenty-one (21) days prior to the required date for executing this document, Executive was given a complete copy of this Agreement and by this Agreement was advised in writing to consult with an attorney concerning its meaning and effect. Executive understands that he may revoke this document in writing, addressed to the President & CEO, within seven (7) days after execution hereof, in which event this Agreement will be of no effect and Executive will be entitled to none of the benefits provided hereunder.

10.

Executive states that he has read and understands that this Agreement is meant as a complete and final settlement and release, releasing Employer, its directors, agents, employees, representatives, attorneys, successors, assignees, heirs, executors and administrators, of and from any and all claims he may have against them, that he voluntarily agrees to the terms set forth herein, that he knowingly and willingly intends to be legally bound by the same, that he was given adequate opportunity to consider the Agreement, that he discussed it with his legal counsel, that he has had ample time to study the terms of this Agreement with his attorney and with members of his family, that the terms and conditions hereof were determined by negotiation, and that he executes this Agreement knowingly and of his own free will.

THIS IS A RELEASE READ BEFORE SIGNING

[EXECUTIVE] —————————————— Subscribed and Sworn to before me this ____ day of ______________, 20__. —————————————— Notary Public [EMPLOYER] By: ________________________ Its: ________________________